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[PLASTIPAK PACKAGING INC. LOGO]




                                  PRESS RELEASE
                                 AUGUST 12, 2003


                    NEW PLASTIC CONTAINER MANUFACTURING SITE
                           TO SERVE PROCTER & GAMBLE'S
                       HEAVY DUTY LIQUID CONTAINER MARKET


Plastipak Packaging, Inc. is pleased to announce the addition of a new facility to supply Procter & Gamble's Fabric and Home Care Division with containers for their growing HDL (Heavy Duty Liquid detergent) business which includes products such as Tide(R), Cheer(R), Era(R) and Gain(R). This long-term agreement enables Procter & Gamble and Plastipak Packaging, Inc. to jointly expand production to support their North America HDL business in Pineville, Louisiana.

Plastipak's new site, also located in Pineville, Louisiana, will offer world class manufacturing capabilities to Procter & Gamble.

A number of milestone technologies will be utilized at the facility including Plastipak's proprietary "GEM-PAK" high output blow molding production systems.

The Louisiana site will be located on 62 acres, and will include a facility totaling over 500,000 sq. ft. as part of the Phase I construction plans. The current estimate of the investment in the new facility is in excess of $45 million.

The site is tentatively planned for completion the end of the first quarter of 2004, and is currently scheduled to begin qualification and production mid/late 2004. The site will employ in excess of 100 employees, and looks forward to doing business in the State of Louisiana.

Plastipak Packaging is very appreciative of the State & Local support it has received in connection with this project. "This work has been critical in our decision to site the facility at this location, and we are grateful for the valuable assistance received from the Louisiana Department of Economic Development, the England Authority, CLECO and the many employees of Procter & Gamble, along with many others," said William C. Young, President of Plastipak Packaging, Inc.

Plastipak Packaging, Inc. is a leading supplier of containers to many of the world's leading consumer product companies. The company currently operates fourteen (14) manufacturing sites located in the United States and Brazil.



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[ ]  For more information contact Frank Zolenski, Plastipak Packaging Public
     Relations at (734) 354-7189.